SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

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                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event report) December 1, 2000

                          PRIMEDEX HEALTH SYSTEMS, INC.
                         -------------------------------
             [Exact Name or Registrant as specified in its Charter]


         New York                        0-19019                 13-3326724
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[State or other jurisdiction      [Commission File No.]        [IRS Employer
   of incorporation]                                         Identification No.]

             1516 Cotner Avenue, Los Angeles, California 90025-3303
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               [Address of principal executive officers; ZIP Code]



         Registrant's Telephone No., including Area Code: (310)478-7808



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                  Former address, if changed since last report

Item 5  Other Events
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         Registrant's major lender, DVI Business Credit Corporation, agreed to convert $5,542,018 of Registrant's outstanding debt into a new series of non-voting convertible preferred stock on the basis of one share of preferred stock for each one dollar of debt canceled. The preferred stock is convertible into Registrant' common stock on a share for share basis and accrues dividends at the rate of five percent per annum. Each converted share of common stock receives a five year warrant to purchase an additional share of Registrant's common stock with exercise prices depending on the year of exercise beginning at $1.20 per share and increasing by $0.20 each year for five years. Registrant retains the right to redeem the preferred stock at a price beginning at $1.15 per share and increasing by $0.10 per year for five years. At the end of five years the lender has the right to require the Registrant to purchase all unconverted shares of preferred stock at a price of two dollars per share.

         The sale of the securities is exempt from registration as a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended. There was only one purchaser who has taken the securities for investment and not with the intent to resell. The purchaser is an accredited investor.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 13, 2000                 PRIMEDEX HEALTH SYSTEMS, INC.



                                          By: /s/ Howard G. Berger
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                                              Howard G. Berger, M.D., President